Putnam Tax Exempt Income Fund, March 31, 2012 semi annual report

Because the electronic format for filing Form NSAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows

72DD1

Class A		23,284
Class B		   145
Class C		   510

72DD2

Class M		   107
Class Y		   542

73A1

Class A		0.1844
Class B		0.1569
Class C		0.1503

73A2

Class M		0.1721
Class Y		0.1938

74U1

Class A		126,232
Class B		    979
Class C		  3,606

74U2

Class M		    668
Class Y		  3,137

74V1

Class A		8.82
Class B		8.83
Class C		8.84

74V2

Class M		8.85
Class Y		8.84

Item 61

Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.

Item 85B

Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.